Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Conduit Pharmaceuticals, Inc. on Form S-8 of our report dated May 12, 2023 which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Conduit Pharmaceuticals, Ltd. as of December 31, 2022 and 2021 and for the years then ended, appearing in the Registration Statement on Form S-4, which was filed May 12, 2023 and Amendment No. 3 to Registration Statement on Form S-4 which was filed on August 8, 2023.

/s/ Marcum llp

Marcum llp

New York, NY

January 10, 2024